[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

EXHIBIT 10.1

FIRST AMENDMENT

TO

LICENSE, DEVELOPMENT AND MARKETING AGREEMENT

This First Amendment to License, Development and Marketing Agreement (this “Amendment”) dated December 8, 2003 between INSPIRE PHARMACEUTICALS, INC., a Delaware corporation, having an address of 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703 (“INSPIRE”) and ALLERGAN, INC., a Delaware corporation, having an address of 2525 Dupont Drive, Irvine, California 92612 and its Affiliates Allergan Sales, LLC. (formerly Allergan Sales, Inc.) and Allergan Pharmaceuticals Holdings (Ireland) Ltd. (collectively “ALLERGAN,” and together with INSPIRE, the “Parties”).

PRELIMINARY STATEMENTS

WHEREAS, INSPIRE and ALLERGAN entered into that certain License, Development and Marketing Agreement dated as of June 22, 2001 (the “Agreement”); and

WHEREAS, in connection with, as a partial consideration for, the execution of that certain Elestat™ (Epinastine) Co-Promotion Agreement between INSPIRE and Allergan Sales, LLC (formerly Allergan Sales, Inc.), the Parties wish to amend the Agreement; and

WHEREAS, capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1.    Section 9.7(b) shall be deleted in its entirety and replaced by the following new Section 9.7(b).

Restasis™ Royalties. As further consideration to Inspire for the license and other rights granted to Allergan under this Agreement, during the term of this Agreement, Allergan shall pay to Inspire a royalty on Net Sales by Allergan or its Affiliates of Restasis™ in each country in the Restasis™ Territory, as follows:

(i)	For Sales of Restasis™ in the United States and subject to Section 9.7(b)(iii) below:

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

A.	For the first (1st) twelve-month period (i.e., months 1 through 12) following the First Commercial Sales of Restasis™ in the United States, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in the United States

B.	For the second (2nd) twelve-month period (i.e., months 13 through 24) following the First Commercial Sales of Restasis™ in the United States, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in the United States.

C.	For the third (3rd) twelve-month period (i.e., months 25 through 36) following the First Commercial Sales of Restasis™ in the United States, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in the United States.

D.	For the fourth (4th) twelve-month period (i.e., months 37 through 48) following the First Commercial Sales of Restasis™ in the United States, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in the United States.

E.	Commencing on the first day of the forty-ninth (49th) month following the First Commercial Sale of Restasis™ in the United States and continuing through the term of this Agreement, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in the United States;

(ii)	For sales of Restasis™ in all countries in the Restasis™ Territory other than the United States and subject to Section 9.7(b)(iii) below:

A.	For the first (1st) twelve-month period following the First Commercial Sale of Restasis™ in a particular country, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in that country;

B.	Commencing on the first day of the thirteenth (13th ) month following the First Commercial Sale of Restasis™ in a particular country, through the term of the Agreement, the royalty shall be [confidential treatment requested] of Net Sales of Restasis™ in that particular country.

(iii)	Notwithstanding any other provision of this Agreement, upon Program Termination as set forth in Section 7.3(d), and in the event of Inspire’s failure to cure within the time period provided in such Section 7.3(d) its failure to meet the Restasis™ Obligation, each of the above-referenced royalties shall be [confidential treatment requested] to the following:

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

A.	The royalty referenced in Section 9.7(b)(i)(B) shall be [confidential treatment requested].

B.	The royalty referenced in Section 9.7(b)(i)(C) shall be [confidential treatment requested].

C.	The royalty referenced in Section 9.7(b)(i)(D) shall be [confidential treatment requested].

D.	The royalty referenced in Section 9.7(b)(i)(E) shall be [confidential treatment requested].

E.	The royalty referenced in Section 9.7(b)(ii)(B) shall be [confidential treatment requested].

2.    Section 7.3(b)(i) shall be deleted in its entirety and replaced by the following new Section 7.3(b)(i):

Upon exercise by Inspire, at [confidential treatment requested] prior to the date Inspire begins co-promotion activities, of its Inspire Product Option, Inspire shall be entitled to provide, at its sole expense, [confidential treatment requested] Inspire Full-Time Sales Representatives and associated management infrastructure in the United States. In such event, the JCC shall determine the targets, roles and assignments of Inspire’s and Allergan’s sales representatives within such selling effort.

3.    Section 7.3(c)(i) shall be deleted in its entirety and replaced by the following new Section 7.3(c)(i):

Upon any exercise by Inspire of its Restasis™ Option, Inspire shall be required to provide, at its sole expense, at [confidential treatment requested] of the budgeted Allergan sales force but [confidential treatment requested] Inspire Full-Time Sales Representatives and associated management infrastructure in the United States. In such event, the JCC shall determine the targets, roles and assignments of Inspire’s and Allergan’s sales representatives within such selling effort. Inspire shall provide Allergan with [confidential treatment requested] notice of its intent to begin co-promoting Restasis™ pursuant to the Restasis™ Option, shall provide [confidential treatment requested] notice of any intent to cease co-promoting Restasis™ pursuant to this Section 7.3(c), and, in any event, if it commences the co-promotion of Restasis™ pursuant to the Restasis™ Option, Inspire shall not cease co-promoting Restasis™ during any Restasis™ marketing cycle, as determined by the JCC.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

4.    Section 7.2 (Allergan Responsibilities; Rights) shall be amended to include a new subsection (g) as follows:

Allergan shall provide to Inspire within twenty (20) days after the close of each month a written sales report of Restasis and Inspire Product sales for the preceding month, which report shall be considered Confidential Information of Allergan subject to restrictions set forth in Section 13 and shall only be used by Inspire for internal business purposes only provided that Sections 13.3 (Exclusions) and 13.5 (Exceptions) shall not apply to such sales reports and furthermore, INSPIRE acknowledges that notwithstanding any other provision of this Agreement, it shall be a material breach of this Agreement if INSPIRE breaches the terms of this Section 7.2(g), including without limitation, disclosing said sales report or any portion thereof to investors, analysts or other Third Party or providing opinions or financial projections to Third Parties based in whole or in part on said sales reports; except that INSPIRE may use said sales report to assist it to estimate its quarterly revenue and report the same as required by law after ALLERGAN’s public release of its corresponding quarterly earnings statement. In addition, INSPIRE agrees that it will obtain prior written approval from ALLERGAN before making public any sales data obtained from ALLERGAN on sales of Restasis™ or the INSPIRE Product, other than quarterly and annual dry eye sales and forecasts of said sales.

5.    Section 10.1 (Payments) shall be amended by replacing “sixty (60)” with “forty-five (45)” in the last sentence.

6.    Amend Section 7.3(d), last line, by correcting the reference to Section 9.6(b)(iii) to Section 9.7(b)(iii).

7.    Except as expressly provided in this Amendment, the Agreement shall remain unmodified and in full force and effect (including, for the avoidance of doubt, the provisions of Section 9.7(a) regarding the crediting of royalties due INSPIRE on Net Sales of Restasis™ against the milestone payment due ALLERGAN) and is hereby ratified and affirmed. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of INSPIRE or ALLERGAN under the Agreement.

[Note: Certain portions of this document have been marked “[confidential treatment requested]” or “[c.i.]” to indicate that confidentiality has been requested for this confidential information. The portions have been omitted and filed separately with the Securities and Exchange Commission.]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

INSPIRE PHARMACEUTICALS, INC.	ALLERGAN, INC.

By: /s/ Gregory J. Mossinghoff	By:	/s/ F. Michael Ball

Name: Gregory J. Mossinghoff Title: President		Name: Title:	F. Michael Ball Executive Vice President and President, Pharmaceuticals

ALLERGAN SALES, LLC

	By:	/s/ F. Michael Ball

		Name: Title:	F. Michael Ball President

ALLERGAN PHARMACEUTICALS HOLDINGS (IRELAND) LTD.

By: /s/ Terilea Wielenga

		Name: Title:	Terilea Wielenga Director